Mail Stop 6010



      June 10, 2005



Mr. Mitchell Binder
Chief Financial Officer
Orbit International Corporation
80 Cabot Court
Hauppauge, NY 11788


      Re:	Orbit International Corporation
Form 10-KSB for the Year Ended December 31, 2004
Form 10-QSB for the Quarter Ended March 31, 2005
		File No. 000-03936

Dear Mr. Binder:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant
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Mr. Mitchell Binder
Orbit International Corporation
May 23, 2005
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